Exhibit 21

HomeFed Corporation List of Subsidiaries

Name	State of Incorporation/Organization
10 Acre, LLC	Florida
Academy Park Homes, LLC	Florida
BEI - Beach LLC	Delaware
Bird Ranch Development Company, LLC	Delaware
BRP Leasing, LLC	Delaware
CDS Devco	California
CDS Holding Corporation	Delaware
Flat Rock Land Company, LLC	Delaware
HFC-Glen Cove, LLC	Delaware
HFC-Rockport, LLC	Delaware
HOFD Ashville Park LLC	Delaware
HomeFed Fanita Rancho, LLC	Delaware
HomeFed Resources Corporation	California
HomeFed Otay Land II, LLC	Delaware
HomeFed Village 2 West, LLC	Delaware
HomeREN, Inc.	Delaware
JWO Land, LLC	Delaware
LUK-MB2, LLC	Delaware
LUK-MB3, LLC	Delaware
LUK-MB5, LLC	Delaware
LUK-REN II, Inc.	New York
Maine Seaboard Realty LLC	Delaware
MC Leisure LLC	Delaware
North East Point, LLC	Delaware
Otay Land Company, LLC	Delaware
Otay Valley Development Company, LLC	Delaware
Pacho Holdings, Inc.	Delaware
Pacho Limited Partnership	California
Palm Isle Capital, LLC	Delaware

Panama City BEI Holdings, LLC	Delaware
Panama City Land Company, LLC	Delaware
Rampage Vineyard, LLC	Delaware
SEH F1, LLC	Delaware
San Elijo Hills Construction Company	California
San Elijo Hills Development Company, LLC	Delaware
San Elijo Hills Estates, LLC	Delaware
San Elijo Hills Town Center, LLC	Delaware
San Elijo Ranch, Inc.	California
San Luis Bay Holdings, Inc.	Delaware
San Luis Bay Limited Partnership	California
St. Andrew Bay Land Company, LLC	Florida
The Estates at San Elijo Hills, LLC	Delaware
The Estates at San Elijo Hills II, LLC	Delaware